SENIOR MANAGEMENT AGREEMENT
     This Senior Management Agreement (“Agreement”) is entered into August 24, 2005, between Significant Education, Inc., a Delaware corporation (the “Company”), and Christopher Richardson (“Executive”). Terms used in this Agreement and not otherwise defined shall have the meanings set forth in Article 4 of this Agreement.
     WHEREAS, the Company and Executive desire to enter into an agreement to provide for the terms and conditions of Executive’s at will employment with the Company; and
     WHEREAS, the success of the business of the Company is dependent on the goodwill established by Executive and the Company’s directors, executive officers and employees with the Company’s customers and the public generally.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
ARTICLE 1
EMPLOYMENT
     1.1 Employment. The Company hereby engages Executive to serve as Managing Director of the Company, and Executive agrees to serve the Company as such at the direction of the Board of Directors (“Board”), for the period beginning on the date hereof and until Separation, in the capacities, and subject to the terms and conditions, set forth in this Agreement (such period to be referred to as the “Service Term”). The Company and Executive agree that this Agreement supersedes any employment agreement previously existing between Executive and Company or any of its predecessors (including Significant Education, LLC), and such employment agreement(s) shall be deemed to terminate as of the date of this Agreement.
     1.2 Services. During the Service Term, Executive shall have all of the duties and responsibilities customarily rendered by senior management of companies of similar size and nature, with similar title and responsibility and as are provided in the Company’s Bylaws and/or may be delegated from time to time by the President, Chief Executive Officer or the Board; provided, however, the following actions of the Company must be approved in advance by the Board:
          (a) Acquisitions or dispositions of the assets or Capital Stock of any entity (other than inventory or transactions entered into in the ordinary course of business);
          (b) Agreements to borrow money on behalf of the Corporation;
          (c) Senior management agreements or employment agreements (other than standard confidentiality and noncompetition agreements with employees), including any amendments thereof;

          (d) Appointment, separation and remuneration of senior management;
          (e) Bonus or other incentive plans for senior management or other employees;
          (f) Increase the compensation of any of the Company’s employees in excess of that compensation customarily paid to employees in companies of similar size, or similar maturity, and in a similar business;
          (g) Make, enter into or amend any joint venture agreement or contract, agreement or arrangement with any consultant providing for gross compensation in excess of $50,000 over the term of the agreement;
          (h) Issuances of Capital Stock, stock options, warrants or other securities or plans or agreements relating to the same;
          (i) The establishment of annual corporate objectives;
          (j) The establishment of annual operating and capital expenditure budgets;
          (k) Enter into any agreement or arrangement with any governmental authority;
          (l) Dividends, distributions and redemptions of Capital Stock; and
          (m) All actions involving statutory corporate matters, including but not limited to, amendments to the Company’s Certificate of Incorporation or Bylaws or qualifying to do business in other jurisdictions.
     Executive will devote substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company. Notwithstanding the foregoing, and provided that such activities do not unreasonably interfere with the fulfillment of Executive’s obligations hereunder, Executive may serve as a director or trustee of any charitable or non-profit entity with the consent of the Board, acquire investment interests in one or more entities which are not, directly or indirectly, in competition with the Company or are customers or suppliers of the Company, or own up to 5% of the outstanding voting securities of any publicly-held company. Executive will perform his services for the Company at the Company’s principal place of business in Phoenix, Arizona (“Current Location”) or any other location mutually agreed by Executive and the Company. Executive will travel to such other locations as may be reasonably necessary in order to discharge his duties hereunder. In the event that the Company proposes a location for Executive to perform services hereunder that is more than fifty (50) miles from the Current Location and Executive agrees to relocate, the Company will reimburse Executive for all reasonable relocation expenses incurred by Executive, including but not limited to moving expenses and real estate brokerage commissions. In all other events, relocation expenses shall be borne by Executive, provided, however, that Executive will be provided with all applicable moving and relocation benefits in accordance with the Company’s policies in existence at the time of the relocations.

     1.3 Salary, Bonus and Benefits. During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than Two Hundred Fifty Thousand Dollars ($250,000) per annum. The Annual Base Salary shall be subject to review annually by the Board; provided, however, that the Annual Base Salary shall not be reduced during the Service Term. Executive will be eligible to receive performance bonuses as determined by the Board based upon the Company’s achievement of performance, budgetary and other objectives set by the Board. In addition, during the Service Term, Executive will be entitled to the insurance, vacation, holidays and other benefits consistent with the Company’s past practice for its employees generally and as approved by the Board.
     1.4 Separation.
          (a) Events of Separation. Executive’s employment with the Company shall cease upon:
          (i) Executive’s death.
          (ii) Executive’s disability, which means his incapacity due to physical or mental illness or condition such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for such period of time of at least three (3) continuous months and that it would have a material adverse effect on the Company; provided, however, that in the event Executive is insured pursuant to any disability insurance coverage maintained or paid for by the Company, any such Separation shall occur only upon eligibility of Executive to receive payment of such disability insurance benefits, subject to compliance with the terms and requirements of such disability insurance. Any such Separation for disability shall be only as expressly permitted by the Americans with Disabilities Act.
          (iii) Separation by the Company upon the Board’s determination, in its good faith judgment, that such separation is in the best interests of the Company. Such Separation will require delivery to Executive of a written notice from the Board that Executive has been terminated (“Notice of Separation”) with or without Cause.
          (iv) Executive’s voluntary resignation by the delivery to the Board of a written notice from Executive that Executive has resigned with or without Good Reason.
          (b) Rights on Separation.
          (i) In the event that Separation is by Executive with Good Reason or a termination by the Company without Cause, the Company will continue to pay to Executive a monthly portion of the Annual Base Salary for a period equal to six (6) months commencing on the date of Separation. In addition, the Company shall have the option, by delivering written notice to Executive within thirty (30) days after the date of Separation of Executive’s employment in the above-referenced circumstances, to extend the severance period to the first annual anniversary of the date of Separation (the “Extension Severance”) during which the Company will continue to pay to Executive a monthly portion of the Annual Base Salary as additional consideration for the Executive’s agreement to extend the Service Term for that additional period, and hence extend the time during which the provisions of Article 3 shall apply to him.
          (ii) If the Company terminates Executive’s employment for Cause, if Executive dies or is disabled, if Executive resigns without Good Reason or in the event of a Sale of the Company (as defined in the Stockholders Agreement), the Company’s obligations to pay any compensation or benefits under this Agreement will cease effective the date of Separation. Executive’s right to receive any other benefits will be determined under the provisions of applicable plans, programs or other coverages.
     Notwithstanding the foregoing, the Company’s obligation to Executive for severance pay or other rights under either subparagraphs (i) or (ii) above (the “Severance Pay”) shall cease if Executive is in violation of the provisions of Articles 2 or 3 hereof. The Severance Pay, if any, shall be paid by the Company to Executive in equal installments payable commencing on the Company’s regularly scheduled payroll date next following the date of Executive’s Separation. Until such time as Executive has received all of his Severance Pay, he will be entitled to continue to receive the benefits to which he is entitled or is participating in accordance with the provisions of Section 1.3 of this Agreement.
ARTICLE 2
CONFIDENTIAL INFORMATION
     Executive acknowledges that the information, observations and data obtained by him as an employee and owner of the Company, or during the course of his performance under this Agreement, concerning the business and affairs of the Company and its Affiliates or acquisition opportunities in or reasonably related to the Company’s business or industry (“Confidential Information”) are the confidential and proprietary trade secrets and other property of the Company. Therefore, except as may be required by the lawful order of a court or agency of competent jurisdiction, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive agrees to deliver to the Company on the date of Separation, or at any other time the Company may request in writing after the date of Separation, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its Affiliates, or their acquisition prospects which he may then possess or have under his control.

ARTICLE 3
NONCOMPETITION, NONSOLICITATION AND NON-DISPARAGEMENT
     3.1 Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other Confidential Information and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Service Term, and during the twelve (12) month period following the Service Term, or if the Company elects to pay Extension Severance, the twenty-four (24) month period following the Service Term (collectively, the “Non-compete Period”), he shall not directly or indirectly (A) own (except ownership of less than 5% of any class of securities which are listed for trading on any securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, or in any manner engage in the operation of a regionally accredited higher education institution or any business in which Executive had significant involvement in the Company’s or any of its predecessors’ business prior to Executive’s Separation; (B) solicit funds on behalf of, or for the benefit of, any regionally accredited higher education institution other than the Company or any other entity that competes with the Company; (C) solicit individuals who are current or prospective students of the Company to be students for any other regionally accredited higher education institution; (D) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (E) induce or attempt to induce any student, customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee or business relation and the Company.
     3.2 Non-Disparagement. Following Separation, Executive agrees not to make to any Person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company or the Investors, including but not limited to statements regarding the Company’s financial condition, its officers, directors, stockholders, employees and affiliates.
     3.3 Enforcement. If, at the time of enforcement of Articles 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

ARTICLE 4
DEFINITIONS
     “Affiliate” means any other person, entity or investment fund controlling, controlled by or under common control with the Company, including without limitation, any of its Subsidiaries.
     “Capital Stock” shall mean all shares of all classes of the Company’s capital stock, including, without limitation, the Company’s preferred stock and common stock.
     “Cause” shall mean:
(1)	Executive’s (i) commission of a felony or a crime involving moral turpitude, or the commission of any other willful act or omission involving dishonesty or fraud with respect to the Company or any of its customers or suppliers, or (ii) misappropriation of any funds or assets of the Company for personal use, or (iii) engaging in any conduct bringing the Company into substantial public disgrace or disrepute;

(2)	Executive’s (i) continued and repeated neglect of his duties in breach of this Agreement following notice of such breach and a failure to cure such breach following a reasonable opportunity to cure, (ii) gross misconduct in the performance of his duties hereunder, or (iii) his material and repeated failure to perform his duties in breach of this Agreement as directed by the Board following notice of such breach and failure to cure such breach following a reasonable opportunity to cure; or

(3)	Executives engaging in conduct constituting cause for Separation under applicable law; or

(4)	Executive’s engaging in conduct constituting a breach of Article 2 or 3 of this Agreement.
     “Good Reason” shall mean Executive’s resignation from employment with the Company within thirty (30) days after the occurrence of any one of the following:
(1)	The failure of the Company to pay an amount owing to Executive hereunder after Executive has provided the Company with written notice of such failure and such payment has not thereafter been made within fifteen (15) days of the delivery of such written notice;

(2)	The assignment to Executive by the Company of duties materially inconsistent with Executive’s title or duties from those set forth in this Agreement or the failure to elect or reelect Executive to such position, except in the event of a termination for Cause, death, disability or by Executive other than for Good Reason; or

(3)	The Company’s requirement that Executive perform services under this Agreement at a location that is more than fifty (50) miles from the Current Location, and Executive’s failure to do so.
     “Investors” means Endeavour Capital Fund IV, L.P., Endeavour Associates Fund IV, L.P., Endeavour Capital Parallel Fund IV, L.P. and 220 GCU, L.P.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, an investment fund, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Stockholders Agreement” means the Stockholders Agreement dated as of the date hereof among the Company, Significant Education Holding, LLC, [Significant Ventures, LLC, 220 Partners, LLC] and the Investors, as amended or restated from time to time.
ARTICLE 5
NOTICES
     Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:
     If to the Company:
Significant Education, Inc.
3300 West Camelback Road
Phoenix, Arizona 85017
Telephone:  (602) 589-2755
Facsimile:    (602) 589-2458
     with a copy to each of:
Endeavour Capital IV, LLC
920 SW Sixth Ave
Suite 1400
Portland, OR 97204
Attention:   D. Mark Dorman and Chad N. Heath
Telephone:  (503) 223-2721
Facsimile:   (503) 223-1384

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202-1500
Attention:   Ronald R. Levine, II
Telephone:  303-892-9400
Facsimile:    303-893-1379
     If to Executive:
Chris Richardson
6030 E. Calle Camelia
Scottsdale, Arizona 85251
Telephone:   480-990-3652
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
ARTICLE 6
GENERAL PROVISIONS
     6.1 Expenses. The Company shall reimburse Executive for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the Service Term and the performance of his services under this Agreement, provided that Executive furnishes to the Company in a timely fashion appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other reasonable documentation and accounting as the Company, from time to time, may reasonably request.
     6.2 Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     6.3 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     6.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     6.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, and its successors and assigns. Executive may not assign any of its rights or obligations under this Agreement.
     6.6 Choice of Law. The construction, validity and interpretation of this Agreement and the exhibit hereto will be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
     6.7 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     6.8 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.
     6.9 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
     6.10 Termination. All of the provisions of this Agreement shall terminate after the expiration of the Service Term or upon the Separation of Executive’s employment with the Company, except Article 2 and Section 3.2 shall survive indefinitely, and Section 3.1 shall terminate upon expiration of the Non-compete Period.
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     IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Agreement on the date first written above.

SIGNIFICANT EDUCATION, INC., a Delaware corporation
By:	/s/ Brent Richardson
	Name:	Brent Richardson
	Title:	Chief Executive Officer

EXECUTIVE:
/s/ Christopher Richardson
Christopher Richardson

Signature Page — Senior Management Agreement (C. Richardson)